EXHIBIT 12

                             THE FINOVA GROUP INC.
            Computation of Ratio of Income to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in Thousands)

                             Nine Months Ended              Year Ended
                               September 30,               December 31,
                            -------------------   ------------------------------
                              1997       1996       1996       1995       1994
                            --------   --------   --------   --------   --------
Income from continuing
 operations before income
 taxes and preferred
 dividends                  $163,331   $138,172   $185,822   $150,834   $122,863
Add fixed charges:
 Interest expense            304,647    269,571    366,543    337,814    210,001
 One-third rentals             2,052      1,722      2,368      2,084      2,053
                            --------   --------   --------   --------   --------
   Total fixed charges       306,699    271,293    368,911    339,898    212,054
                            --------   --------   --------   --------   --------
Income as adjusted          $470,030   $409,465   $554,733   $490,732   $334,917
                            --------   --------   --------   --------   --------
Ratio of income to fixed
 charges                        1.53       1.51       1.50       1.44       1.58
                            ========   ========   ========   ========   ========

Preferred stock dividends
 on a pre-tax basis         $  5,095   $      0   $      0   $      0   $      0
Total combined fixed
 charges and preferred
 stock dividends            $311,794   $271,293   $368,911   $339,898   $212,054
                            --------   --------   --------   --------   --------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                1.51       1.51       1.50       1.44       1.58
                            ========   ========   ========   ========   ========
                                       12